Exhibit 34.1.4.1

[Letterhead of NDB Accountants and Consultants LLP]

Report of Independent Registered Public Accounting Firm

Board of Directors

Midland Mortgage Co.

We have examined Management’s assertion, included in the accompanying Management’s Assertion on Compliance with Applicable Regulation AB Servicing Criteria (“Management Assertion”), that Midland Mortgage Co. (“Midland”), a wholly-owned subsidiary of MidFirst Bank, (MidFirst Bank is a wholly-owned subsidiary of Midland Financial Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB with respect to the residential mortgage loan platform (“Regulation AB Platform”) as defined in the Management Assertion related to the below named Mortgage Pass-Through Certificate Security Transactions, except for any instances of material non-compliance described therein, for the period of September 1, 2007, to December 31, 2007, excluding criteria 1122(d)(1)(iii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by Midland with respect to the platform.

Mortgage Pass-Through Certificate Security Transactions:

Name of Mortgage Loan Pass-Through Certificate Series:	Name and date of Servicing Agreement:
Opteum Mortgage Acceptance Corporation Trust 2006-1	Servicing Agreement Dated as of March 27, 2006.
Opteum Mortgage Acceptance Corporation Trust 2006-2
Bank of America Funding 2006-H	Mortgage Loan Sale and Servicing Agreement for adjustable and fixed rate residential first mortgage loans dated and effective September 1, 2006.
Citigroup Mortgage Loan Trust Series 2006-FX1	Pooling and Servicing Agreement dated and effective October 1, 2006.
Citigroup Mortgage Loan Trust Series 2007-OPX1	Pooling and Servicing Agreement dated and effective February 1, 2007.
Citigroup Mortgage Loan Trust Inc. Series 2007-6	Master Mortgage Loan Purchase and Servicing Agreement dated as of September 1, 2006, as amended by Amendment Number One, dated February 8, 2007 and Amendment Number Two dated April 23, 2007

Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-1	Amended and Restated Servicing Agreement dated as of January 2, 2007, and Appointment, Assumption and Amendment Agreement dated November 1, 2007.
Deutsche Alt-B Securities Mortgage Loan Trust, Series 2007-AB1
Deutsche Alt-B Securities Mortgage Loan Trust, Series 2006-AB3
Deutsche Alt-B Securities Mortgage Loan Trust, Series 2006-AB4
MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-1

Management is responsible for Midland’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about Midland’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of Public Company Accounting Oversight Board (United States) and, accordingly, included examining on a test basis, evidence about Midland’s compliance with the servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included a selection of samples of transactions and compliance activities related to the platform during the examination period and determining whether Midland processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports and activities performed by Midland during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by Midland during the period covered by this report for the selected transactions or any other transaction. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Midland’s compliance with the servicing criteria.

In our opinion, management’s assertion that Midland, complied with the servicing criteria related to the aforementioned Mortgage Pass-Through Certificate Security Transactions, backed by the mortgage collateral pledge under such Mortgage Pass-Through Certificate Security Transactions, as of December 31, 2007, and from September 1, 2007, through December 31, 2007, is fairly stated, in all material respects.

/s/ NDB Accountants & Consultants, LLP

Goffstown, New Hampshire.

February 28, 2008